Zeros & Ones, Inc. dba Voyant Launches Voyant Productions

Acquires Motion Feature Screenplay and Television Assets, Including Those of Typhoon Media, LLC; Establishes Strategic Partnership With Virtus Entertainment, LLC

PALO ALTO, CA -- 04/18/2007 -- Zeros & Ones, Inc. (OTCBB: ZROS) dba Voyant, a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced today that it has launched a new business unit, called Voyant Productions, dedicated to the creation of and aggregation of media content.

As an early step in seeding this new business unit, Voyant has executed letters of intent to acquire a library of motion picture scripts and television treatments, including all of the assets of Typhoon Media, LLC. These assets include ownership of, partial ownership of, and ownership options on multiple motion picture scripts and television treatments. As a part of these transactions, Voyant also establishes a strategic partnership with Virtus Entertainment, LLC, a film production company whose principals are well established in the entertainment industry.

"Voyant's four-part corporate strategy is composed of activities concerning Content Creation, Content Processing, Content Distribution, and Content Visualization," said Dana Waldman, Voyant's chief executive officer. "Voyant Productions is a vehicle for Content Creation activities, enabling Voyant to become a producer of digital media content, including feature-length films and television shows." Voyant has previously announced another Content Creation venture to create the Sports Immortals® Internet portal.

Virtus is a new entertainment industry production company whose principals include well-known business and entertainment industry veterans in New York and Los Angeles. One of these principals is William J. MacDonald, who is also president of Typhoon Media. MacDonald is a producer who has generated over $300M in gross box office receipts, was president of the Robert Evans Company at Paramount, and has production credits that include "Rome," "The Saint," "Sliver," "Gettysburg," and "Teddy Roosevelt and the Rough Riders."

"Voyant's strategy of bringing content all the way from creation to the consumer is extremely promising," noted MacDonald. "Voyant Productions will be very well positioned to take advantage of the current entertainment industry transformation toward new forms of content creation and digital distribution."

These transactions will consummate several long-standing relationships that Voyant has had in the entertainment industry. Voyant's executive chairman of the board of directors, Mark Laisure, along with his family, is a partial owner of some of the assets to be acquired. Mr. Laisure has elected to forfeit any additional compensation arising from these transactions.

About Zeros & Ones, Inc. dba Voyant

Voyant is a media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. Zeros & Ones intends to change its name to Voyant International Corp., and effective April 2, 2007 is using Voyant as its dba pending effectiveness of the change. More information can be found at www.voyant.net.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; inability to obtain production financing or to attract quality directors, actors and other talent for film and television assets, inability to complete film or television show productions within budget, lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; failure to convert the letters of intent into legally binding agreements; inability to earn revenue or profits; dependence on key individuals; potential conflicts of interest that are inherent in related party transactions; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

Voyant Media Contact:
Steffen Koehler
Chief Marketing Officer
skoehler@voyant.net

Virtus Entertainment Contact:
Chuck Speed
Partner
cspeed@virtusentertainment.com